Exhibit 10.1

SHARE PURCHASE AGREEMENT (this “Agreement”) made on April 27, 2011

BETWEEN:

(1)	Danone Dairy Asia, a company organized and existing under the laws of France, with its offices at 17 boulevard Haussmann, 75009 Paris, France (the “Transferor”); and

(2)	Weight Watchers Asia Holdings Ltd., a company organized and existing under the laws of the Cayman Islands, with its offices at Paget-Brown Trust Company Ltd., Boundary Hall, Cricket Square, P.O. Box 1111, Grand Cayman KY1-1102, Cayman Islands (the “Transferee”).

Each of the Transferor and the Transferee shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

(A)	Pursuant to the joint venture agreement, dated February 5, 2008, by and between the Parties (the “Joint Venture Agreement”), the Parties have established and invested in Weight Watchers Danone China Limited, a joint venture company duly incorporated and validly existing under the laws of Hong Kong (the “Company”). The Company in turn has established Weight Watchers Danone (China) Weight Loss Consultation Co., Ltd., a wholly foreign-owned enterprise in the PRC (the “WFOE”).

(B)	As of the date hereof, the Transferor owns 5,390 Shares of the Company (the “Transfer Shares”), constituting 49% of the total issued share capital of the Company.

(C)	The Transferor intends to sell the Transfer Shares to the Transferee, and the Transferee intends to purchase the Transfer Shares from the Transferor, in each case, upon the terms and subject to the conditions of this Agreement.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definition. In this Agreement, unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Joint Venture Agreement. The following terms shall have the following meanings:

“Company Audited Financial Statements” for any financial year means the audited consolidated balance sheet, statement of operations, statement of changes in shareholders equity, and statement of cash flow of the Company for such financial year, in each case prepared by the Auditor in accordance with Section 10.1 of the Joint Venture Agreement.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section Number
“Agreement”	Preamble
“CGD”	Section 3.3
“Closing”	Section 2.1
“Company”	Recitals
“DAPM”	Section 3.3
“Joint Venture Agreement”	Recitals
“Losses”	Section 5.1
“Party” or “Parties”	Preamble
“Purchase Price”	Section 3
“Transfer Shares”	Recitals
“Transferee”	Preamble
“Transferee Indemnified Party”	Section 5.1
“Transferee Warranties”	Section 4.2
“Transferor”	Preamble
“Transferor Indemnified Party”	Section 5.2
“Transferor Warranties”	Section 4.1
“WFOE”	Recitals
“WWI”	Section 3.3

SECTION 2

SALE AND PURCHASE OF TRANSFER SHARES

2.1	Sale and Purchase of Transfer Shares. Upon the terms and subject to the conditions of this Agreement, the Transferor shall sell and transfer, and the Transferee (or its nominee) shall purchase, all of the Transfer Shares (the “Closing”).

2.2	Condition Precedent. Prior to the Closing, the Parties shall have made the capital contributions to the Company previously agreed between the Parties.

2.3	Purchase Price for Transfer Shares. The purchase price for the Transfer Shares shall be US$1,000 (the “Purchase Price”).

2.4	Payment of Purchase Price. At the Closing, the Transferee shall pay the Purchase Price by wire transfer of immediately available funds to the Transferor’s account set forth below:

Name of the beneficiary: Danone Dairy Asia
Beneficiary bank:	Citibank N.A. London
P.O. Box 78, 336 Strand
London WC2R IHB England
SWIFT: [ ]
Beneficiary bank account: [ ]

Correspondent bank: [ ]
SWIFT: [ ]

SECTION 3

CLOSING AND POST-CLOSING ACTIONS

3.1	Place. The Closing will take place within three (3) business days of the date hereof.

3.2	Actions at Closing. At Closing,

(a)	the Transferor shall:

(i)	transfer to the Transferee (or its nominee) the Transfer Shares;

(ii)	deliver all original transfer instruments and the bought and sold notes in respect of all the Transfer Shares duly executed by the Transferor in favor of the Transferee (or its nominee) and any power of attorney under which any such transfer instrument or the bought and sold notes is executed on behalf of the Transferor;

(iii)	deliver a written resignation letter in the form of Schedule 1, duly executed by each of the directors and management personnel (if any) of the Company appointed by the Transferor;

(iv)	deliver a written resignation letter in the form of Schedule 1, duly executed by each of the directors, supervisors and management personnel (if any) of the WFOE and any other Subsidiary appointed by the Transferor;

(v)

deliver a copy of resolutions of the board of directors of each of the Company and its Subsidiaries, duly signed by the directors appointed by the Transferor, approving: (1) in the case of the Company, the registration of the transfer of all the Transfer Shares and entry of the Transferee (or its nominee) in the register of members of the Company, the issuance of the relevant share certificates and the cancellation of the existing share certificates in respect of the Transfer Shares, (2) in the case of the Company and its Subsidiaries, the resignations of the directors, supervisors and management personnel (if any) nominated by the Transferor and the appointment of the new directors, supervisors and management personnel (if any) nominated by the Transferee, and (3) in the case of the Company, the updating of the register of directors reflecting the resignation of the directors nominated by the Transferor and the appointment of the new directors nominated by the Transferee. The Transferor’s obligation to provide the resolutions provided for in this sub-paragraph is subject to the Transferee providing such resolutions in a form reasonably acceptable to the Transferor;

(vi)	upon receipt of payment of the Purchase Price from the Transferee, the Transferor shall issue a receipt for the Purchase Price paid by the Transferee pursuant to Section 2.5; and

(b)	the Transferee shall pay the Purchase Price by wire transfer to the bank account described in Section 6.

3.3	Confirmation Letter. The Transferor shall and shall cause Danone Asia Pacific Management Co. Ltd. (“DAPM”) and Compagnie Gervais Danone (“CGD”) to, and the Transferee shall and shall cause Weight Watchers International, Inc. (“WWI”), the Company and the WFOE to, enter into a certification letter at Closing confirming the following:

(a)	the return or destruction of the Confidential Information by the Transferor and its Representatives in accordance with Section 7 of the Joint Venture Agreement;

(b)	the termination of the Joint Venture Agreement in accordance with the terms thereof, except for those provisions thereof that by their express terms shall survive such termination in accordance with the terms of such provisions, including, without limitation, Sections 6.3 (Non-Competition), 6.4 (Non-Solicitation), 7 (Confidential Information), 16 (Liability for Breach of Contract), 17 (Governing Law and Dispute Resolution) and 19 (Effectiveness of the Contract and Miscellaneous);

(c)	the termination of the services agreement, dated February 5, 2008, by and between DAPM and the WFOE, as amended on December 5, 2008, except for those provisions thereof that by their express terms shall survive such termination in accordance with the terms of such provisions;

(d)	the termination of the side letter agreement to the Joint Venture Agreement, dated February 5, 2008, by and between WWI and CGD.

3.4	Removal of Name. The Company and the WFOE shall take all actions necessary (including to apply for the necessary approval from the relevant governmental authorities) to remove “Danone” and “达能” from the name of the Company and the WFOE. The Company and the WFOE shall use reasonable efforts to discontinue the use of all documents, communications, materials, and stationary containing any reference to “Danone” and/or “达能” within six months of the Closing.

SECTION 4

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1	Transferor Warranties. In consideration of the Transferee entering into this Agreement and agreeing to perform its obligation hereunder, the Transferor hereby represents and warrants to the Transferee on the date hereof as follows (the “Transferor Warranties”):

(a)	The Transferor is validly established, in existence and duly registered under the laws of France.

(b)	The Transferor has obtained all necessary corporate authorizations to empower it to execute and perform under this Agreement.

(c)	This Agreement will, when executed and delivered, constitute legal, valid and binding obligations of the Transferor and will be enforceable in accordance with its terms.

(d)	The Transferor is the sole legal and beneficial owner of the Transfer Shares, and has the right, power and authority to sell and transfer the Transfer Shares, free from any and all Encumbrances.

(e)	The Transfer Shares are fully paid-up, and except as required by this Agreement, are not subject to any agreement, option or right of any third-party.

4.2	Transferee Warranties. In consideration of the Transferor entering into this Agreement and agreeing to perform its obligation hereunder, the Transferee hereby represents and warrants to the Transferor on the date hereof as follows (the “Transferee Warranties”):

(a)	The Transferee is validly established, in existence and duly registered under the laws of the Cayman Islands.

(b)	The Transferee has obtained all necessary corporate authorizations to empower it to execute and perform this Agreement.

(c)	This Agreement will, when executed and delivered, constitute legal, valid and binding obligations of the Transferee and will be enforceable in accordance with its terms.

(d)	The execution, delivery and performance of this Agreement by the Transferee will not:

(i)	violate any provision of the organizational documents of the Transferee;

(ii)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which the Transferee is a party or by which the Transferee is bound;

(iii)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Transferee or upon its securities, properties or business; or

(iv)	violate any law of the country where the Transferee is incorporated.

SECTION 5

INDEMNITY AND REMEDIES

5.1	Indemnification of the Transferee. The Transferor shall indemnify, defend and hold the Transferee and its Affiliates and the respective officers, directors and employees of each of the foregoing (each, a “Transferee Indemnified Party”) harmless from and against any and all direct damages, lawsuits, costs, expenses, fines and penalties, including reasonable attorney fees (collectively, “Losses”) incurred by the Transferee Indemnified Party in connection with or arising from any breach by the Transferor of any Transferor Warranty.

5.2	Indemnification of the Transferor. The Transferee shall indemnify, defend and hold the Transferor and its Affiliates and the respective officers, directors and employees of each of the foregoing (each, a “Transferor Indemnified Party”) harmless from and against any and all Losses incurred by the Transferor Indemnified Party in connection with or arising from any breach by the Transferee of any Transferee Warranty.

5.3	Survival. The indemnities in Sections 5.1 and 5.2 shall survive for two (2) years following the Closing.

SECTION 6

MISCELLANEOUS

6.1	No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves.

6.2	Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior negotiations, agreements or understandings (oral or in writing) relating to such subject matter.

6.3

Announcements or Releases. A Party may not make press or other announcements or releases relating to the sale of the Transfer Shares or this Agreement without the prior approval of the other Party (which shall not be unreasonably withheld) to the form and manner of the announcement or release unless and to the extent that disclosure is required to be made by a party by law, by a governmental authority or by a stock exchange. To the extent that the announcement or release is required to be made by the Party by law, by a governmental authority or by a stock exchange, the disclosing Party must, as far as reasonably possible, consult with the other Party as to the content of any such announcement or release.

6.4	Transfer; Assignment. No Party may assign any part of the benefit of, or its rights or benefits under this Agreement without the prior written consent of the other Party, except that the Parties may at any time assign all or any part of the benefit of, or its rights or benefits under this Agreement to its succession in title or its respective Affiliates.

6.5	Costs. Except as otherwise provided for in this Agreement, each Party shall bear its own expenses in negotiating and preparing, executing and carrying into effect of this Agreement and bear liability for applicable taxes and duties relating to the transactions contemplated herein. The Transferee shall bear the cost of any and all stamp duty relating to the transactions contemplated herein.

6.6	Further Assurances. The Parties hereby agree that any time or from time to time after the date hereof, each Party shall take such actions and execute and deliver such documents as shall be reasonably necessary to effectuate the purposes of this Agreement.

6.7	Incorporation by Reference. Sections 7 (Confidential Information, Publicity and Intellectual Property Rights), 17 (Governing Law and Dispute Resolution), 19.1 (Binding Effect), 19.2 (Notice of Breach), 19.4 (Amendment), 19.5 (Waiver), 19.6 (Severability), 19.8 (Counterparts), 19.9 (Language) and 19.11 (Notices) of the Joint Venture Agreement are hereby incorporated by reference into this Agreement and shall apply mutatis mutandis to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Agreement as of the date first above written.

DANONE DAIRY ASIA

BY:	/S/ CHRISTOPHE BOMBLED
	NAME:	Christophe Bombled
	TITLE:	Managing Director

WEIGHT WATCHERS ASIA HOLDINGS LTD.

BY:	/S/ JEFFREY A. FIARMAN
	NAME:	Jeffrey A. Fiarman
	TITLE:	Director

SCHEDULE 1

FORM OF RESIGNATION LETTER

To:

The Board of Directors of

[—] (the “Company”)

Date: [—]

Dear Sirs,

I, [—], hereby tender my resignation as a [director/supervisor/manager] of the Company with immediate effect from the date hereof.

I confirm that I have no claim (whether outstanding or pending) against the Company or any of its subsidiaries or affiliates or any of its officers or employees of any nature whatsoever, whether for remuneration, loss of office, pension, indemnification or otherwise, and that neither the Company nor any of its subsidiaries or affiliates is in any way obligated or indebted to me. If any such claims or obligations shall exist, the same are hereby irrevocably and unconditionally waived.

Yours faithfully,

Name: